Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Nos. 33-84726, 333-1114019, 333-152186, and 333.159217) on Form S-8 of Gaming Partners International Corporation of our report dated March 24, 2014, relating to our audit of the consolidated financial statements of GemGroup Inc. and Subsidiaries as of and for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

Kansas City, Missouri

September 16, 2014